Exhibit 99.11

GANDER MOUNTAIN COMPANY

AMENDED AND RESTATED

EXECUTIVE STOCK OPTION AGREEMENT

THIS EXECUTIVE STOCK OPTION AGREEMENT (this “Agreement”) was made and entered into effective as of the 19th day of January, 1998, and is amended and restated effective as of 12:01 a.m. on the 31st day of December, 2000, by and between Gander Mountain Company, a Delaware corporation (the “Company”), and Robert L. Klein, a resident of the State of Minnesota (“Executive”).

RECITALS:

A.            The Company is a continuation of Gander Mountain, L.L.C., which previously existed in the form of a Delaware limited liability company, and which converted into a Delaware corporation pursuant to Delaware law effective as of 12:01 a.m. on December 31, 2000 (the “Conversion”).

B.            The Company is subject to an Executive Unit Option Agreement with Executive effective as of January 19, 1998 (the “1998 Agreement”).

C.            In light of the Conversion, the Company and Executive wish to amend and restate in its entirety the 1998 Agreement.

D.            This Agreement is intended by the Company and Executive to amend, restate and supersede in its entirety the 1998 Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the Company and Executive agree as follows:

1.             Grant of Option.  The Company hereby grants to Executive the right and option (the “Option”) to purchase One Thousand Seven Hundred and Seventy-Three (1,773) shares of the Company’s Class B Nonvoting Common Stock, $.01 par value (the “Executive Shares”) on the terms and conditions hereinafter set forth.

2.             Purchase Price.  The purchase price of the Executive Shares subject to the Option shall be Two Hundred Ninety-Six Dollars and 11/100 ($296.11) per Executive Share.

3.             Vesting of Options.

3.1           Vesting/Exercise Schedule.  Subject to the remaining provisions of this Agreement, the Option has vested and become exercisable and shall continue to vest and become exercisable in respect of the Executive Shares incrementally in accordance with the Vesting and Exercise Schedule below so long as Executive continues to be employed by the Company.  Commencing on January 19, 1999, this Option has vested and will continue to vest as follows:

VESTING AND EXERCISE SCHEDULE (CUMULATIVE):

Vesting Date and	Number of Executive Shares as to
Initial Date of	which Option Becomes
Exercisability	Vested and Exercisable

January 19, 1999	443
January 19, 2000	443
January 19, 2001	443
January 19, 2002	444

3.2           Requirement of Continuous Employment.  Notwithstanding anything stated in this Agreement, no part of the Option that would otherwise vest pursuant to this Section 3 in respect of any vesting/exercise date shall vest unless Executive is employed by the Company on such vesting/exercise date and has been continuously so employed since the date of this Agreement.  If Executive’s employment with the Company terminates at any time for any reason whatsoever, any unvested portion of this Option shall automatically terminate on the date of termination.

3.3           Vesting/Exercise Schedule Cumulative.  The Vesting and Exercise Schedule in Section 3.1 above shall be cumulative; thus, to the extent the Option has become vested and exercisable, but has not already been exercised and has not expired, terminated or been canceled, Executive may at any time, and from time to time, purchase all or any portion of the Executive Shares then purchasable under the Vesting and Exercise Schedule in Section 3.1 above.

4.             Exercise.  Executive may exercise the vested portion of the Option subject to the following:

4.1           Time of Exercise.  Subject to the remaining terms of this Section 4, Executive may exercise the vested portion of the Option at any time and from time to time until the Option expires.  Executive may purchase all or any number of Executive Shares purchasable under the Option upon any exercise of the Option.  Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Option be exercisable at any time after it shall have expired pursuant to Section 6 hereof.

4.2           Exercise by Executive or Others.  During the lifetime of Executive, only Executive or his guardian or his legal representative may exercise the Option.  After the death of Executive, the Option may be exercised by Executive’s Personal Representative or the beneficiaries of Executive’s estate, as the case may be.  Subject to the time period within which the Option is exercisable after Executive’s death, Disability, retirement, or termination of employment as specified in Section 4.3 hereof, the Option may be exercised:

(a)           only while Executive is an employee of the Company or any subsidiary thereof;

(b)           only if Executive has been continuously so employed since the date of this Agreement; and

(c)           only with respect to the Executive Shares vested as of a date immediately prior to Executive’s death, Disability, retirement or termination, as the case may be.

4.3           Exercise Following Death, Disability, Retirement or Termination of Employment by the Company Without Cause.  Executive or his legal representative, as the case may be, may, subject to the further limitations of this Agreement, exercise the Option with respect to any Executive Shares that have vested pursuant to Section 3.1 above, in whole or in part:

(a)           within one hundred eighty (180) days after the death of Executive;

(b)           within ninety (90) days after termination of Executive’s employment with the Company if Executive’s termination is due to a Disability or if Executive retires in accordance with the Company’s retirement policy then in effect; or

(c)           within ninety (90) days after termination of Executive’s employment with the Company, if Executive’s employment is terminated without Cause by the Company.

4.4           Disability.  “Disability” shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of one hundred eighty (180) days or more.  A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty (30) days.

4.5           Termination by the Company For Cause. “Cause” shall mean the termination of Executive’s employment for any of the following reasons:

(a)           an act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or personal enrichment of Executive at the expense of the Company;

(b)           unlawful conduct or gross misconduct that is willful and deliberate on Executive’s part and that, in either event, is materially injurious to the Company; or

(c)           the conviction of Executive of a felony.

5.             Dissolution, Liquidation, Merger, Etc.  In the event of the proposed dissolution or liquidation of the Company or in the event of a proposed sale of all of the outstanding membership interests in the Company or all or substantially all of the assets of the Company or in the event of a proposed reorganization, merger, consolidation or statutory exchange of the Company with or into any other entity, regardless whether the Company is the surviving entity (the actual effective date of the dissolution, liquidation, sale, reorganization, merger, consolidation or statutory exchange being herein called an “Event”), the Board of Directors of the Company (the “Board”) may, but shall not be obligated to:

5.1           if the Event is a reorganization, merger, consolidation, or statutory exchange make appropriate provision for the protection of the Option by the substitution of options and appropriate equity interests in the entity surviving any merger or consolidation, or, if appropriate, the parent of such surviving entity, to be issuable upon the exercise of such options in lieu of the Option and the Executive Shares; or

5.2           at least thirty (30) days prior to the occurrence of an Event, declare, and provide written notice to Executive of the declaration, that the Option shall be canceled at the time of, or immediately prior to the occurrence of, an Event (unless it shall have been exercised prior to the occurrence of the Event) in exchange for payment to Executive, within ten (10) days after the Event, of cash equal to the amount (if any), for each vested or unvested Executive Share covered by the canceled Option with respect to which the canceled Option shall not have expired, by which the fair market value (as defined in the last sentence of this Section 5.2) per Executive Share exceeds the per Executive Share purchase price of the Executive Shares issuable upon exercise of the Option.  The Option shall be exercisable as to all or any part of the vested and unvested portion of the Executive Shares covered thereby during the period following a declaration pursuant to this Section 5.2 and preceding the time of cancellation of the Option.  In the event of a declaration pursuant to this Section 5.2, the Option, to the extent it shall not have been exercised prior to the Event, shall be canceled at the time of, or immediately prior to, the Event, as provided in the declaration, subject to the payment obligations of the Company provided in this Section 5.2.  Notwithstanding the foregoing, Executive shall not be entitled to the payment provided for in this Section 5.2 and shall not be permitted to exercise the Option as provided in this Section 5.2 to the extent the Option shall have expired pursuant to Section 6 hereof.  For purposes of this Section, “fair market value” per Executive Share shall mean the cash plus the fair market value, as determined in good faith by the Board, of the non-cash consideration that Executive would be entitled to receive per Executive Share upon the occurrence of the Event if Executive had exercised the Option.

If the Board does not elect to take the actions authorized in Section 5.1 or 5.2 above, then the Option shall remain outstanding.

6.             Expiration of Option.  The Option shall expire and all rights to purchase Executive Shares hereunder shall cease on the earliest of (i) April 1, 2008, (ii) as to any vested portion of the Option, the expiration of the period within which the Option is exercisable after Executive’s death, disability, retirement, or termination of employment by the Company without Cause as specified in Section 4.3 above, (iii) as to any vested portion of the Option, upon Executive’s voluntary termination of employment with the Company at any time or upon the termination of Executive’s employment by the Company for Cause at any time, (iv) as to any unvested portion of the Option, upon termination of Executive’s employment with the Company at any time for any reason, or (v) the date, if any, fixed for cancellation pursuant to Section 5.2 above.  If the Option is no longer exercisable for any reason before being completely exercised, it shall be deemed to have lapsed or terminated and will no longer be outstanding.

7.             Certain Events Not Deemed Termination of Employment.  Neither the transfer of Executive between the Company and any subsidiary of the Company, nor a leave of absence granted to Executive and approved by the Board, shall be deemed a termination of employment.

8.             Manner of Exercise.  Subject to the terms and conditions of this Agreement, including Section 13 below, the Option may be exercised by notice to the Company.  The notice shall state the election to exercise the Option and the number of Executive Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option.  If the person exercising the Option is not Executive, he or she shall also send with the notice appropriate proof of his or her right to exercise the Option.  The form of Notice of Exercise attached hereto as Exhibit A shall be satisfactory if the person exercising the Option is Executive, but any other form containing the information required by this Section shall also be acceptable.  Such notice shall be accompanied by payment (by check, bank draft or money order payable to the Company) of the full purchase price of such Executive Shares or, at the discretion of the Board, by a reduction of the number of Executive Shares otherwise deliverable upon exercise of the Option, valued at their fair market value (as determined in good faith by the Board) on the date as of which the Option is exercised, or through a subsequent return to the Company of Executive Shares, valued at their fair market value (as determined in good faith by the Board) on the date as of which the Option is exercised.  As soon as practicable after receipt of the purchase price provided for above, the Company shall reflect on its books and records the appropriate ownership of the Executive Shares purchased and shall deliver a certificate or certificates representing the Executive Shares purchased.

9.             Limitations on Transfer.  Executive shall not sell, transfer, assign, give or otherwise dispose of the Option otherwise than by will or the laws of descent and distribution, and the Option shall not be subject to pledge, hypothecation, execution, attachment or similar process.  Any attempt to sell, transfer, assign, hypothecate or otherwise dispose of the Option contrary to the provisions hereof and the levy of any attachment or similar process upon the Option shall be null and void.  Concurrently with his execution of this Agreement, Executive and the Company shall execute and deliver an Amended and Restated Executive Transfer and Repurchase Agreement in the form attached hereto as Exhibit B (the “Amended and Restated Transfer and Repurchase Agreement”).

10.           No Member Rights Before Exercise.  Executive shall have none of the rights of a member with respect to any Executive Share subject to the Option until the Executive Share is actually issued to him upon exercise of the Option.

11.           Adjustment in Number of Executive Shares.  The Board shall, to the extent the Option shall not have expired, make appropriate adjustments in the number of Executive Shares subject to the Option and in the purchase price per Executive Share to give effect to any adjustments made in the number of outstanding shares of Class B Nonvoting Common Stock of the Company through merger, consolidation, recapitalization, reclassification, combination, membership interest dividend, split or other similar change, provided that fractional interests shall be rounded to the nearest whole Executive Share.

12.           Tax Withholding.  The parties hereto recognize that the Company may be obligated to withhold federal and state income taxes and FICA or other taxes upon Executive’s exercise of the Option.  Executive agrees that at the time he exercises the Option, if the Company is required to withhold such taxes, he will promptly pay in cash upon demand to the Company such amounts as shall be necessary to satisfy such obligation.

13.           Amended and Restated Agreement, Transfer and Repurchase Agreement.  Executive acknowledges and agrees that all Executive Shares purchased upon the exercise of the Option shall become subject immediately upon issuance to the terms of the Amended and Restated Transfer and Repurchase Agreement.  The Company and Executive each agree to execute any amendment or acknowledgment to such Amended and Restated Transfer and Repurchase Agreement as may be necessary to evidence the fact that such Executive Shares are subject to the Amended and Restated Transfer and Repurchase Agreement.

14.           Investment Purpose; Registration.  Executive represents and warrants that any and all Executive Shares purchased by Executive under the Option will be acquired for investment and not with a view to distribution or resale, and Executive hereby consents to an appropriate legend on the certificates evidencing such Executive Shares to such effect and to the effect that the Executive Shares may not be disposed of except in compliance with all federal and state securities laws.  The Company shall have no obligation to register the Executive Shares purchased upon the exercise of the Option under federal or state securities laws either at the time the Executive Shares are issued and delivered to Executive or are proposed to be disposed of by Executive unless otherwise expressly provided to the contrary in written agreements to which the Company and Executive are parties.

15.           Governing Law.  This Agreement shall be construed and governed by the laws of the State of Minnesota.

16.           Notices.  Any notice required or permitted to be given by any party upon the other shall be deemed given upon personal delivery to the other party, or two (2) days after deposit in United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Robert L. Klein
8764 Walton Oaks Drive
Bloomington, MN 55438

If to Company:	Gander Mountain Company
Attn: Chief Executive Officer
4567 West 80th Street
Minneapolis, MN 55437

With a copy to:	Gander Mountain Company
Attn: Legal Department
4567 West 80th Street
Minneapolis, MN 55437

Any party may change its address for the service of notice by giving written notice of such change to the other party in any manner above specified.

17.           No Right to Continued Employment.  This Agreement (and the Option evidenced hereby) shall not give Executive any right to continued employment by the Company.  The Company may terminate Executive’s employment and otherwise deal with Executive as an employee without regard to the effect any such action may have on Executive’s rights under this Agreement.

18.           Access to Information.  Executive has had access to information regarding and has had an opportunity to ask questions regarding, the Company and the transactions contemplated hereby.

19.           Separate Representation.  Executive acknowledges that Executive has had the opportunity to seek and receive independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any officer, director, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement.

20.           State of Option.  Executive represents and warrants to the Company that the State of Minnesota is the only jurisdiction in which an offer was made by the Company to grant this Option to Executive.

21.           Amendment.  No modification, amendment or waiver of any provision of this Agreement will be effective against the Company or Executive unless such modification, amendment or waiver is approved in writing by the Company and Executive.  The failure of any party to enforce any provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

22.           Complete Agreement.  This Agreement constitutes the complete agreement among the parties with respect to the subject matter hereof.  This Agreement amends, restates and supersedes in its entirety the 1998 Agreement.  Executive hereby consents to this Agreement amending, restating and superseding in its entirety the 1998 Agreement.

23.           Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which counterparts shall together constitute but one and the same instrument.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

COMPANY:

GANDER MOUNTAIN COMPANY
(formerly Gander Mountain, L.L.C.)

By	/s/ Ronald A. Erickson
Ronald A. Erickson, Chairman

EXECUTIVE:

/s/ Robert L. Klein
Robert L. Klein

[SIGNATURE PAGE]

EXHIBIT A

TO EXECUTIVE STOCK OPTION AGREEMENT

Notice of Exercise

GANDER MOUNTAIN COMPANY

Attention:  Chief Executive Officer

4567 West 80th Street

Minneapolis, MN  55437

GANDER MOUNTAIN COMPANY

Attention:  Legal Department

4567 West 80th Street

Minneapolis, MN  55437

Chief Executive Officer and Legal Department:

The undersigned, holder of an Option to purchase                  shares of Class B Nonvoting Common Stock (the “Executive Shares”) of Gander Mountain Company (the “Company”) hereby irrevocably exercises such Option for and purchases                  Executive Shares of the Company.  Enclosed with this Notice is a [check/bank draft/money order] in the amount of $                   as full payment for such Executive Shares.  I have reviewed, and understand the terms of the Amended and Restated Executive Transfer and Repurchase Agreement applicable to such Executive Shares.  I hereby agree to execute any amendment or acknowledgment or other instrument necessary to evidence my becoming a party to such Amended and Restated Executive Transfer and Repurchase Agreement and that such Executive Shares are subject to the terms thereof.  Please issue a certificate representing the Executive Shares to the undersigned at the address set forth following my name below.

Dated:

Very truly yours,

[Signature of Option Holder]

[Printed Name]

[Address to which Certificate should be delivered]

EXHIBIT B

TO EXECUTIVE STOCK OPTION AGREEMENT

Amended and Restated Executive Transfer and Repurchase Agreement

[See Attached]